UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 30, 2006

MILLIPORE CORPORATION

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	001-09781 (0-1052)	04-2170233
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Concord Road, Billerica, Massachusetts 01821

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone number, including area code: (978) 715-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 30, 2006, Millipore Corporation (“Millipore”) completed the offering of €250 million aggregate principal amount of its 5.875% Senior Notes due 2016 (the “Notes”).

The closing of the sale of the Notes occurred on June 30, 2006. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). Millipore offered and sold the Notes to the initial purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Millipore relied on this exemption from registration based in part on representations made by the initial purchasers to Millipore. The initial purchasers resold the Notes to qualified institutional buyers and to non-U.S. persons outside the United States pursuant to the exemptions from registration provided by Rule 144A and Regulation S, respectively, under the Securities Act.

The Notes were issued under an indenture, dated as of June 30, 2006 (the “Indenture”), among Millipore, Citibank, N.A., as trustee, principal paying agent and registrar, and Citibank International plc, as Irish paying agent.

The Notes were sold to the initial purchasers at a price equal to 99.611% of the face value of the Notes less the initial purchasers’ discount. The Notes bear interest at an annual rate of 5.875% from June 30, 2006, payable semi-annually in arrears on June 30 and December 30. The Notes will mature on June 30, 2016.

Holders have the right to require Millipore to purchase all or a portion of their Notes upon a change of control of Millipore at a purchase price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest to but not including the repurchase date.

Millipore will be required to redeem the Notes if the planned merger with Serologicals Corporation is not consummated prior to October 31, 2006, at a redemption price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest to but not including the redemption date.

The Notes will be redeemable, in whole or in part at any time or from time to time, at Millipore’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the applicable “make-whole premium”. The “make-whole premium” with respect to the Notes to be redeemed will be equal to the sum of the present values of the remaining scheduled interest payments thereon discounted to the date of redemption, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Bund Rate (as defined in the Notes) plus 50 basis points.

Millipore also has the right to redeem the Notes at any time prior to maturity, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to but not including the redemption date, if it determines that pending or completed changes to applicable United States tax laws or regulations would require (or there is a substantial possibility that such change would require) Millipore to make additional payments pursuant to the terms of the Indenture to non-U.S. holders of the Notes as a result of United States taxes required to be withheld by Millipore on behalf of any non-U.S. holders of the Notes.

The Notes are unsecured and will rank equally in right of payment with all of Millipore’s other existing and future senior unsecured indebtedness. The Notes will effectively rank junior to all liabilities of Millipore’s subsidiaries. The terms of the Indenture will, in certain circumstances, require Millipore to equally and ratably secure the Notes to the extent Millipore secures other indebtedness.

The Notes are subject to the covenants in the Indenture, which include limitations on liens and limitations on sale and lease-back transactions. The Indenture contains customary events of default.

The Notes have been approved for admission to the Official List of the Irish Stock Exchange and for trading on the Regulated Market of the Irish Stock Exchange.

The description above is a summary and is qualified in its entirety by reference to the form of the Indenture filed herewith as Exhibit No. 4.1 and incorporated by reference herein.

The trustee and certain of its affiliates have performed, and may in the future perform for Millipore and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, and will receive, customary fees and expense reimbursement.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibit No.	Description
4.1	Indenture, dated as of June 30, 2006, among Millipore, Citibank, N.A., as trustee, principal paying agent and registrar, and Citibank International plc, as Irish paying agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLIPORE CORPORATION

/s/ Jeffrey Rudin
Jeffrey Rudin Vice President and General Counsel

Date: July 6, 2006

Exhibit No.	Description
4.1	Indenture, dated as of June 30, 2006, among Millipore, Citibank, N.A., as trustee, principal paying agent and registrar, and Citibank International plc, as Irish paying agent.